As filed with the Securities and Exchange Commission on July 1, 2009                                                                                             Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
__________________

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	86-0602478 (I.R.S. Employer Identification No.)
__________________

233 Wilshire Boulevard, Suite 830
Santa Monica, California 90401
(Address of principal executive offices)
__________________

PACIFIC OFFICE PROPERTIES TRUST, INC.
2008 DIRECTORS’ STOCK PLAN

(Full title of the plan)
__________________

Dallas E. Lucas	Copies to:
President and Chief Executive Officer Pacific Office Properties Trust, Inc. 233 Wilshire Blvd., Suite 830 Santa Monica, California 90401 (310) 395-2083 (Name of agent for service)	Howard A. Nagelberg Edwin S. del Hierro Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison St., Suite 3900 Chicago, Illinois 60606 (312) 984-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    ☐                                                                                                                 Accelerated filer     o
Non-accelerated filer (Do not check if a smaller reporting company)     ☐                                                                                                 Smaller reporting company    ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share, issuable under 2008 Directors’ Stock Plan	150,000 shares	$3.72	$558,000	$31.14
(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers any additional shares as may be issuable under the Plan by reason of any stock splits, stock dividends, dividend equivalents or other similar transactions.

(2)
Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low price for the registrant’s common stock as reported on the NYSE Amex on June 29, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) is included in documents sent or given to the participants in the 2008 Directors’ Stock Plan as specified by Rule 428(b)(1) under the Securities Act of 1933.  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.                      Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed (file no. 1-9900) by Pacific Office Properties Trust, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 30, 2009;

(b)	The Company’s Quarterly Report on Form 10-Q and Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed on May 15, 2009 and May 19, 2009; and

(c)
The Company’s Current Reports on Form 8-K filed on February 6, 2009; March 9, 2009; March 10, 2009; June 4, 2009; June 10, 2009; and July 1, 2009 (which includes a description of the Company’s common stock, $0.0001 par value per share).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents, except that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with Commission rules.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

We will provide, without charge, to each person to whom this prospectus is delivered a copy of these filings upon written or oral request to Pacific Office Properties Trust, Inc., 233 Wilshire Boulevard, Suite 830, Santa Monica, California 90401, telephone number (310) 395-2083.

Item 4.                      Description of Securities.

Not Applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

In Maryland, reasonable expenses may be advanced to a director or to an officer, employee or agent who is not a director to the same extent that they may be advanced to a director unless limited by the charter. Advances to directors, officers, employees and agents prior to the final adjudication of a proceeding may be generally authorized in the corporation’s charter or bylaws, by action of the board of directors or by contract. The director, officer, employee or agent must give to the corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by him or on his behalf providing that if it is ultimately determined that the standard of conduct has not been met, said director, officer, employee or agent will repay the amount advanced.

Under Maryland law, unless limited by the charter, indemnification is mandatory if a director or officer has been successful on the merits or otherwise in the defense of any proceeding arising from his service as a director or officer unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permitted unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

Maryland law also provides that, where indemnification is permissible, it must be authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct described above. Such determination must be made by (i) the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of one or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate; (ii) special legal counsel selected by the board of directors or a committee of the board by vote as set forth in clause (i) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority vote of the full board of directors in which directors who are parties may participate; or (iii) a vote of the stockholders.

In addition, Maryland law provides that a corporation may not indemnify a director or advance expenses for a proceeding brought by that director against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors or an agreement approved by the board of directors expressly provides otherwise.

Our charter provides that we will indemnify our current and former directors and officers, including the advancement of expenses under procedures permitted or required by applicable law, unless it is established under the Maryland General Corporation Law (the “MGCL”) that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) he actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful (but in the event of any amendment to the MGCL permitting us to provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended). Our charter also provides that we may indemnify, including the advancement of expenses under procedures permitted or required by applicable law, our current and former employees and agents as may be authorized by the board of directors in the specific case and permitted by applicable law or our bylaws. However, we will not indemnify any indemnitee in connection with a proceeding initiated by such indemnitee unless such proceeding was authorized by the board of directors pursuant to a resolution approved by a majority of the directors then in office, or where such proceeding is to enforce rights to indemnification or in a contract approved by the board of directors pursuant to a resolution approved by a majority of directors then in office.

Item 7.                      Exemption from Registration Claimed.

Not Applicable.

Item 8.                      Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit No.	Description
4.1	Amended and Restated Charter of the Company
4.2	Amended and Restated Bylaws
5.1	Opinion of Venable LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of Venable LLP
24.1	Powers of Attorney

Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, except that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that provisions (i) and (ii) of this undertaking are inapplicable if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Santa Monica, State of California, on July 1, 2009.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By:	/s/ Dallas E. Lucas
Dallas E. Lucas
Chief Executive Officer and Director

By:	/s/ James M. Kasim
James M. Kasim
Chief Financial Officer

POWERS OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Dallas E. Lucas and James M. Kasim, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on July 1, 2009.

Signature	Title	Date

/s/ Dallas E. Lucas	Chief Executive Officer and Director	July 1, 2009
Dallas E. Lucas	(Principal Executive Officer)

/s/ James M. Kasim	Chief Financial Officer	July 1, 2009
James M. Kasim	(Principal Financial and Accounting Officer)

/s/ Jay H. Shidler	Chairman of the Board	July 1, 2009
Jay H. Shidler

/s/ Michael W. Brennan	Director	July 1, 2009
Michael W. Brennan

/s/ Robert L. Denton	Director	July 1, 2009
Robert L. Denton

/s/	Director
Clay W. Hamlin

/s/ Paul M. Higbee	Director	July 1, 2009
Paul M. Higbee

/s/ Thomas R. Hislop	Director	July 1, 2009
Thomas R. Hislop

PACIFIC OFFICE PROPERTIES TRUST, INC.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description	Incorporated Herein by Reference to	Filed Herewith
4.1	Amended and Restated Charter of the Company	Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 25, 2008 (File No. 000-53143).
4.2	Amended and Restated Bylaws	Exhibit 3.2 to the Company’s Current Report on Form 8-K filed March 25, 2008 (File No. 000-53143).
5.1	Opinion of Venable LLP		X
23.1	Consent of PricewaterhouseCoopers LLP		X
23.2	Consent of McGladrey & Pullen, LLP		X
23.3	Consent of Venable LLP		Included in Exhibit 5.1
24.1	Powers of Attorney		Included on the Signature Page to this Registration Statement